Exhibit 99.1

Limoneira’s Joint Venture with The Lewis Group of Companies Announces the Closing for all of Phase 2 at Harvest at Limoneira with National Home Builder Lennar

Phase 2 Closing Consists of 554 Homesites in Harvest; All Acquired by Lennar

Joint Venture Has Now Closed a Total of 1,261 Residential Homesite Sales at Harvest

SANTA PAULA, Calif.--(BUSINESS WIRE—May 2, 2024 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, announced today that its real estate development joint venture with The Lewis Group of Companies (“Lewis”) has closed an additional 554 residential homesites at their Harvest at Limoneira master planned community in Santa Paula (“Harvest”). These homesites were purchased by Lennar, one of the primary builders in Phase 1 of Harvest, and completes the sell-out of Phase 2 of Harvest. Phase 2 is the Foothill Neighborhood, consisting of seven different lot types with home sizes ranging from approximately 1,500 to 3,500 square feet. The Foothill Neighborhood will include at least 20 various floor plans utilizing distinctive architectural elevations and some of the homes will include unique views of the Pacific Ocean.

Harold Edwards, President and Chief Executive Officer of the Limoneira Company, stated, “We are very pleased to announce the completion of the sale of Phase 2 at Harvest with the sale of all 554 homesites to Lennar. Lennar was one of the guest builders within Phase 1 and we are excited that they have committed to being the sole builder for Phase 2. We will be able to provide an update on profitability of this transaction and actual cash to be received by Limoneira in fiscal 2024 with our earnings announcement in June.”

Including today’s announcement, Lennar has now purchased a total of 867 single-family homesites within Harvest, 313 homesites in Phase 1 and 554 homesites in Phase 2.

Harvest at Limoneira is a well-balanced, comprehensively designed community providing a range of new housing options near the Pacific Ocean. Boasting scenic views, and close proximity to parks, hiking trails and popular retail destinations, this exceptional community continues to attract strong interest from new home buyers throughout Southern California.

About Limoneira Company

Limoneira Company, a 131-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the review and evaluation of strategic transactions; the process by which the Company engages in its evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; the possibility that the evaluation of potential strategic transactions will not realize any additional value to our stockholders, and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor:
John Mills
Managing Partner
ICR 646-277-1254

Corporate Communications:

Michael Gonzales

Marketing Manager

Limoneira Company

805-525-5541 ext. 1069